                                                                Exhibit (c)(3)

                   AMENDMENT NO. 2 TO TENDER OFFER AGREEMENT

        THE TENDER OFFER AGREEMENT dated June 1, 1996 (the "Agreement"), by and between CLEAR CHANNEL RADIO, INC., a Nevada corporation, and HEFTEL BROADCASTING CORPORATION, a Delaware corporation as heretofore amended by that certain Amendment No. 1 to Tender Offer Agreement dated June 6, 1996 ("Amendment No. 1"), is hereby amended as follows:

        1. The second and third sentences of Section 1.4 are deleted in their entirety and replaced by the following new sentences:

        "The Company shall, on or before June 21, 1996, file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended from time to time, the "Schedule 14D-9") which shall reflect either the recommendation of the Company's Board of Directors to accept the Offer or a statement by the Company's Board of Directors that it is not expressing an opinion, and is remaining neutral, with respect to the Offer." The Company shall mail copies of such Schedule 14D-9 (excluding exhibits) to its stockholders on or before June 21, 1996.

        2.  Article 1 is amended by adding the following new Section 1.7:

        "1.7 Directors. The Company will, concurrently with the Closing, take all actions necessary to cause persons designated by Parent to become directors of the Company so that such persons shall constitute at least a majority of the Board of Directors of the Company or if Parent so requests, all of the directors of the Company. In furtherance thereof, the Company will increase the size of its Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as necessary to permit Parent's designees to be elected to the Company's Board of Directors. The Company also will, concurrently with the Closing, cause persons designated by Parent to constitute at least a majority of each committee of the Company's Board of Directors or if Parent so requests, all of the directors on each committee of the Company's Board of Directors. The Company's obligations to appoint designees to its Board of Directors shall be subject to Section

        14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such section and rule in order to fulfill its obligations under this Section
        1.7. Parent will supply the Company with all information which the Company shall reasonably request with respect to nominees to the Company's Board of Directors in order for the Company to make the filing required by Section 14(f) of the Exchange Act.

        3. Section 7.4 is amended by adding the following at the end of the first sentence thereof immediately after the word "date":

        "and except the representation and warranty contained in Section 3.5 need only be true as of June 1, 1996"

        4. Section 8.1(d) is deleted in its entirety and replaced by the following new Section 8.1(d):

        "(d) By either the Company or Parent if (i) the Company shall have determined, pursuant to duly adopted resolutions of its Board of Directors, to recommend against acceptance of the Offer by reason of receipt of a Takeover Proposal, (ii) after receipt of a Takeover Proposal the Company shall not have, within five days after being so requested by Parent, determined pursuant to duly adopted resolutions to recommend acceptance of the Offer, or after so recommending acceptance of the Offer shall have withdrawn or modified or resolved to modify or withdraw such recommendation or (iii) the Company recommends, pursuant to duly adopted resolutions, any Takeover Proposal from a person or entity other than Parent or its affiliates; provided, however, that Parent shall not terminate this Agreement pursuant to clause (i) of this subsection if as a result of the Company's receipt of a Takeover Proposal from a third-party the Company, as required by applicable law as advised by outside counsel, recommends against acceptance of the Offer but within five business days thereafter the Company publicly withdraws its recommendation against acceptance of the Offer;"

        5. Except as amended hereby or by Amendment No. 1, the Agreement is not changed and is in full force and effect.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 2 to be executed on June 20, 1996 by its officer thereunto duly authorized.


                                                CLEAR CHANNEL RADIO, INC.



                                                By: /s/ Randall T. Mays
                                                   ---------------------------
                                                Name:  Randall T. Mays
                                                     -------------------------
                                                Title: Vice President
                                                      ------------------------


                                                HEFTEL BROADCASTING
                                                CORPORATION


                                                By: /s/ Carl Parmer
                                                   ---------------------------
                                                Name:  Carl Parmer
                                                     -------------------------
                                                Title: President and Co-Chief
                                                       Executive Officer
                                                      ------------------------






                                      -3-